As filed with the Securities and Exchange Commission on February 7, 2002

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VIASAT, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0174996 (I.R.S. Employer Identification No.)

6155 El Camino Real
Carlsbad, California 92009
(760) 476-2200
(Address of principal executive offices, including zip code, and telephone number)

AMENDED AND RESTATED U.S. MONOLITHICS, L.L.C. 2000 INCENTIVE PLAN
(Full title of the plan)

MARK D. DANKBERG	Copies to:
KEVEN K. LIPPERT 6155 El Camino Real Carlsbad, California 92009 (760) 476-2200 (Name, address, including zip code, and telephone number, including area code, of agents for service)	THOMAS A. EDWARDS, ESQ. CRAIG M. GARNER, ESQ. Latham & Watkins 12636 High Bluff Drive, Suite 300 San Diego, California 92130 (858) 523-5400

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered(1)	Per Share(2)	Price	Fee

Common Stock, $.0001 par value	203,000	$12.49	$2,535,470.00	$233.26

(1)	Represents the number of shares authorized for issuance under the Amended and Restated U.S. Monolithics, L.L.C. 2000 Incentive Plan.

(2)	Pursuant to Rule 457(h) the Proposed Maximum Offering Price Per Share is based on the average of the high and low prices for our common stock as reported on the Nasdaq National Market on February 4, 2002.

Item 1. Plan Information.

     Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

     Not required to be filed with this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed with the Securities and Exchange Commission (SEC) by us, are hereby incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the fiscal year ended March 31, 2001, filed with the SEC on June 29, 2001 and Amendment No. 1 thereto filed on Form 10-K/A with the SEC on October 12, 2001;

(b)	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 filed with the SEC on June 29, 2001 and Amendment No. 1 thereto filed on Form 10-Q/A with the SEC on October 12, 2001;

(c)	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001 filed with the SEC on November 14, 2001;

(d)	Current Report on Form 8-K dated December 12, 2001 filed with the SEC on December 19, 2001 and Amendment No. 1 thereto filed on Form 8-K/A with the SEC on December 20, 2001;

(e)	Current Report on Form 8-K dated January 8, 2002 filed with the SEC on January 10, 2002;

(f)	Description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 20, 1996; and

(g)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in clause (a) above.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date this Registration Statement is filed with the SEC and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Our officers and directors are covered by certain provisions of the DGCL, our certificate of incorporation, our bylaws and insurance policies that serve to limit and, in certain instances, to indemnify them against certain liabilities that they may incur in such capacities. We are not aware of any claim or proceeding in the last three years, or any threatened claim, that would have been or would be covered by these provisions. These various provisions are described below.

     In June 1986, Delaware enacted legislation that authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as director, except for liability: (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

     As a Delaware corporation, we have the power, under specified circumstances generally requiring the director or officer to act in good faith and in a manner he reasonably believes to be in or not opposed to our best interests, to indemnify our directors and officers in connection with actions, suits or proceedings brought against them by a third party or in our name, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws generally provide for mandatory indemnification of our directors and officers to the full extent provided by Delaware corporate law. In addition, we have entered into indemnification agreements with our directors and officers that generally provide for mandatory indemnification under circumstances for which indemnification would otherwise be discretionary under Delaware law.

     We maintain insurance on behalf of any person who is or was a director or officer of ViaSat, or is or was a director or officer of ViaSat serving at the request of ViaSat as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power or obligation to indemnify him against such liability under the provisions of the bylaws.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index and is incorporated herein by reference.

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (Securities Act);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant, ViaSat, Inc., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on February 7, 2002.

ViaSat, Inc.

By:	/s/ MARK D. DANKBERG

Mark D. Dankberg Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes Mark D. Dankberg and Richard A. Baldridge, and either of them, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments or supplements) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC.

Signature	Title	Date

/s/ MARK D. DANKBERG Mark D. Dankberg	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	February 7, 2002

/s/ RICHARD A. BALDRIDGE Richard A. Baldridge	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 7, 2002

/s/ ROBERT W. JOHNSON Robert W. Johnson	Director	February 7, 2002

/s/ B. ALLEN LAY B. Allen Lay	Director	February 7, 2002

/s/ JEFFREY M. NASH Jeffrey M. Nash	Director	February 7, 2002

/s/ ADM. WILLIAM A. OWENS (RET.) Adm. William A. Owens (Ret.)	Director	February 7, 2002

EXHIBIT INDEX

EXHIBIT

5.1	Opinion of Latham & Watkins.*
10.1	Amended and Restated U.S Monolithics, L.L.C. 2000 Incentive Plan.*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Nelson Lambson & Co., PLC.*
23.3	Consent of Latham & Watkins (included in Exhibit 5.1 hereto).*
24.1	Power of Attorney (included on signature page hereto).*

*	Filed herewith.